Ex 2.2

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the “Agreement”) is made and entered into as of March 31, 2004, by and among TALX Employer Services, LLC, a Missouri limited liability company (“Buyer”), TALX Corporation, a Missouri corporation (“TALX”), Sheakley-Uniservice, Inc. and Sheakley Interactive Services, LLC (“Sellers) under that certain Asset Purchase Agreement dated as of March 22, 2004 by and among Buyer and Sellers (the “Purchase Agreement”), and LaSalle Bank National Association, a national banking association duly organized and existing under the laws of the United States of America, with its principal office in Chicago, Illinois, as escrow agent (the “Escrow Agent”). Capitalized terms used but not defined herein shall have the respective meanings given to them in the Purchase Agreement.

     WHEREAS, pursuant to the terms of the Purchase Agreement, Buyer has agreed to purchase from Sellers, and Sellers have agreed to sell to Buyer the Assets of Sellers’ Business;

     WHEREAS, Section 2.3(b) of the Purchase Agreement provides that Buyer is required to deliver a portion of the Purchase Price to the Escrow Agent;

     NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
ESTABLISHMENT OF ESCROW; AGREEMENTS REGARDING THE FUND

1.1 Simultaneously with the execution of this Agreement, the following will occur, all of which are hereby acknowledged by Buyer, Sellers, and the Escrow Agent:

     (a) Buyer is depositing with the Escrow Agent an amount equal to One Million Dollars ($1,000,000) in immediately available funds (the “Escrow Deposit”). The Escrow Deposit and any earnings realized thereon are referred to herein collectively as the “Escrow Funds.”

     (b) The Escrow Agent hereby agrees to serve as the escrow agent and depositary, and to hold, safeguard and disburse the Escrow Funds, pursuant to the terms and conditions set forth herein. The Escrow Agent will acknowledge receipt of the Escrow Deposit and agrees to hold the Escrow Funds in a separate and distinct account (the “Escrow Account”) established in its corporate trust department to be assigned account # 402792.1 which, subject to the terms and conditions of this Agreement, will be available for disbursement upon a draw made by Buyer or Sellers as provided herein. The Escrow Agent shall not distribute or release any of the Escrow Funds except in accordance with the express terms and conditions of this Agreement.

ARTICLE II
INVESTMENT OF ESCROW DEPOSIT

2.1 Except as Buyer and Seller may from time to time jointly instruct the Escrow Agent in writing, the Escrow Deposit shall be invested as soon as reasonably practicable in the Federated Treasury Obligations Fund (Trust Shares). The Escrow Agent is authorized to liquidate in accordance with its customary procedures any portion of the Escrow Funds consisting of investments to provide for payments required to be made under this Agreement.

ARTICLE III
CLAIMS

3.1 From time to time during the term of this Agreement, Buyer may give notice (“Notice”) to Sellers and the Escrow Agent specifying in reasonable detail the nature and dollar amount of any claim for an Indemnified Loss (a “Claim”) any Buyer Indemnified Party may have against the Escrow Funds under Article XI of the Purchase Agreement. Buyer shall also provide information to the Escrow Agent regarding the manner of disbursement, delivery instructions and a return receipt indicating delivery of the Notice to Sellers (a “Return Receipt”). If Sellers give notice to Buyer and the Escrow Agent disputing any Claim (a “Counter Notice”) within thirty (30) days following receipt by the Escrow Agent of the Notice regarding such Claim, such Claim shall be resolved as provided in Section 3.2. If no Counter Notice is received by the Escrow Agent within such thirty (30) day period, then the dollar amount of damages claimed by Buyer as set forth in its Notice shall be deemed established for purposes of this Agreement and the Purchase Agreement and, at the end of such thirty (30) day period, the Escrow Agent shall pay to Buyer the dollar amount claimed in the Notice from the Escrow Account (and only to the extent of the then amount of the Escrow Funds). The Escrow Agent shall not inquire into or consider whether a Notice or Counter Notice complies with the requirements of the Purchase Agreement, and, subject to receiving the Return Receipt, shall not inquire into or consider whether a Notice or Counter Notice delivered to it was delivered to any other party entitled to receive it.

3.2 If Sellers deliver to Buyer and the Escrow Agent the Counter Notice referred to in Section 3.1, no payment shall be made from the Escrow Funds until the dispute is settled by agreement of Buyer and Sellers or the Escrow Agent has received written notification from an arbitrator in an arbitration proceeding under Section 13.4 of the Purchase Agreement, that the dispute has been resolved by such proceeding. At the initiation of any proceeding arising out of or in connection with the Purchase Agreement, Buyer and Sellers shall provide the Escrow Agent written notification of such proceeding. To the extent the dispute is resolved in favor of the Buyer, the Escrow Agent shall pay to Buyer the amounts to which Buyer is entitled. Buyer shall provide information to the Escrow Agent regarding the manner of disbursement and delivery instructions.

3.3 In the event that a Counter Notice is given with respect to a Claim, the Escrow Agent will not be liable to Buyer for interest or damages.

ARTICLE IV
DISBURSEMENTS FROM THE ESCROW ACCOUNT

4.1 Except as provided in Article III, the Escrow Agent shall only disburse amounts held in the Escrow Account upon receipt of a written notice (a “Disbursement Request”) from Buyer and Sellers specifying (i) the amount to be disbursed, (ii) the date of disbursement, (iii) the recipient of the disbursement, and (iv) the manner of disbursement and delivery instructions. Such Disbursement Request shall be provided to the Escrow Agent no less than two (2) Business Days prior to the requested disbursement date.

4.2 Within two (2) business days after March 31, 2005, the Escrow Agent shall pay and distribute to Sellers, as directed in a Disbursement Request, an amount of the Escrow Funds equal to: $1,000,000 plus any earnings realized thereon less the sum of (i) any payments made to Buyer hereunder, and (ii) the aggregate dollar amount (as shown in the Notices of such Claims) of any then pending Claims; provided, however, that, in the event that Buyer has given notice to Sellers and the Escrow Agent specifying in reasonable detail the nature of any other claim it may have under Article XI of the Purchase Agreement with respect to which it is unable to specify the amount of damages, the Escrow Funds shall be retained by the Escrow Agent until it receives joint written instructions of Buyer and Seller or written notification as contemplated by Section 3.2.

ARTICLE V
COMPENSATION; EXPENSES

5.1 In consideration for its services as escrow agent, the Escrow Agent shall be entitled to receive (as payment in full) the compensation set forth in Exhibit A hereto, as well as the reimbursement of all reasonable out-of-pocket costs and expenses actually incurred by the Escrow Agent in the performance of its duties hereunder. Each of Buyer and Sellers shall be responsible for the payment of fifty percent (50%) of such compensation and expenses.

5.2 In the event that the Escrow Agent files an action of interpleader and withholds for Escrow Agent’s own account amounts from the Escrow Fund in accordance with Section 7.4 hereof, Buyer hereby agrees to reimburse Sellers for one-half of all amounts so withheld by Escrow Agent.

5.3 Buyer and TALX shall be jointly and severally liable for the obligations of Buyer pursuant to this Agreement.

ARTICLE VI
DUTIES OF THE ESCROW AGENT

6.1 The Escrow Agent shall not be under any duty to give the Escrow Funds held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder except as directed in this Agreement.

6.2 The Escrow Agent does not have any interest in the Escrow Funds deposited hereunder but is serving as the escrow holder only and has only possession thereof.

ARTICLE VII
EXCULPATION AND INDEMNIFICATION

7.1 The obligations and duties of the Escrow Agent are confined to those specifically set forth in this Agreement. In the event that any of the terms and provisions of any other agreement between any of the parties hereto conflict or are inconsistent with any of the terms and provisions of this Agreement, the terms and provisions of this Agreement shall govern and control in all respects. The Escrow Agent shall not be subject to, nor be under any obligation to ascertain or construe the terms and conditions of any other instrument (including the Purchase Agreement), whether or not now or hereafter deposited with or delivered to the Escrow Agent or referred to in this Agreement, nor shall the Escrow Agent be obligated to inquire as to the form, execution, sufficiency, or validity of any such instrument nor to inquire as to the identity, authority, or rights of the person or persons executing or delivering same.

7.2 The Escrow Agent shall not be personally liable for any act that it may do or omit to do hereunder in good faith and in the exercise of its own best judgment, except for its own gross negligence or willful misconduct. Any act done or omitted to be done by the Escrow Agent pursuant to the advice of its attorneys shall be deemed conclusively to have been performed or omitted in good faith by the Escrow Agent.

7.3 Buyer and Sellers hereby agree, jointly and severally, to indemnify and hold the Escrow Agent, and its directors, officers, employees, and agents, harmless from and against all costs, damages, judgments, reasonable attorneys’ fees (whether such attorneys shall be regularly retained or specifically employed), expenses, obligations and liabilities of every kind and nature which the Escrow Agent, and its directors, officers, employees, and agents, may incur, sustain, or be required to pay in connection with or arising out of this Agreement, unless the aforementioned results from or is based upon the Escrow Agent’s gross negligence or willful misconduct. The foregoing indemnities in this paragraph shall survive the resignation or substitution of the Escrow Agent or the termination of this Agreement.

7.4 Notwithstanding any other provision hereof, in the event of any dispute, disagreement or legal action relating to or arising in connection with the escrow, the Escrow Funds, or the performance of the Escrow Agent’s duties under this Agreement, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and funds and may wait for settlement of any such controversy by final appropriate legal proceedings, arbitration, or other means as, in the Escrow Agent’s discretion, it may require. In such event, the Escrow Agent will not be liable for interest or damage. Furthermore, the Escrow Agent may, at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized, at its option, to deposit with the Court in which such interpleader action is filed all documents and funds held in escrow. The Escrow Agent is further authorized to withhold from such deposit for its own account an amount sufficient to compensate itself for all costs, expenses, charges, and reasonable attorneys’ fees incurred by it due to the interpleader action. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

ARTICLE VIII
TERMINATION OF ESCROW; TERMINATION OF AGREEMENT

8.1 This Agreement may be terminated at any time upon the receipt by the Escrow Agent of three (3) Business Days prior written notice of termination by Buyer and Sellers directing the distribution of all assets then held by the Escrow Agent under and pursuant to this Agreement.

8.2 This Agreement shall automatically terminate if and when all amounts in the Escrow Account (including the Escrow Funds and all the securities in which any of the funds deposited into the Escrow Account shall have been invested) shall have been distributed by the Escrow Agent in accordance with the terms of this Agreement; provided, however, that the rights and obligations of the parties hereto shall survive the termination hereof.

ARTICLE IX
RESIGNATION OF ESCROW AGENT

9.1 The Escrow Agent (and any successor escrow agent) may at any time resign as such by delivering the Escrow Funds to any successor escrow agent jointly designated by the other parties hereto in writing, or to any court of competent jurisdiction or arbitral tribunal, whereupon the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. The resignation of the Escrow Agent will take effect on the earlier of (i) the appointment of a successor (including a court of competent jurisdiction or arbitral tribunal) or (ii) the day which is thirty (30) days after the date of delivery of its written notice of resignation to the other parties hereto. If, at that time, the Escrow Agent has not received a designation of a successor escrow agent, the Escrow Agent’s sole responsibilities after that time shall be to retain and safeguard the Escrow Funds until receipt of a designation of a successor escrow agent or a joint written disposition instruction by the other parties hereto or a final, nonappealable order of a court of competent jurisdiction or arbitral tribunal with respect to the Escrow Funds and, thereafter, to deliver the Escrow Funds to such successor escrow agent or in accordance with such instructions or order.

ARTICLE X
NOTICES

10.1 All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person or by facsimile, receipt confirmed, (b) on the next business day when sent by overnight courier or (c) on the second succeeding business day when sent by certified or registered mail, postage prepaid, return receipt requested, to the respective parties at the following addresses or such other addresses as may be designated in writing hereafter by like notice:

If to Buyer:

TALX Corporation
1850 Borman Court
St. Louis, Missouri 63146
Telephone: (800) 888-8277
Telecopier: (314) 214-7588
Attn: President

With copies to:

Bryan Cave LLP
One Metropolitan Square
211 North Broadway, Suite 3600
St. Louis, Missouri 63102
Telephone: (314) 259-2000
Telecopier: (314) 259-2020
Attn: Kathryn Elliott Love

If to Sellers:

The Sheakley Group of Companies, Inc.
100 Merchant Street
Cincinnati, Ohio 45246
Telephone:
Telecopier:
Attn: Thomas E. Pappas, Jr.

With copies to:
Lindhorst & Dreidame Co., LPA
312 Walnut Street, Suite 2300
Cincinnati, OH 45202
Telephone: 513-421-6630
Telecopier: 513-421-0212
Attn: William N. Kirkham

If to the Escrow Agent:

LaSalle Bank National Association
135 South LaSalle Street
Suite 1960
Chicago, IL 60603
Attention: Mark LoIacono
Telephone: (312) 904-6836
Fax: (312) 904-2236

ARTICLE XI
GOVERNING LAW

11.1 This Agreement shall in all respects be governed by and construed in accordance with the substantive laws of the State of Ohio, without reference to its choice of law rules.

ARTICLE XII
AUTOMATIC SUCCESSION

12.1 Any bank or corporation into which the Escrow Agent may be merged or with which it may be consolidated, or any bank or corporation to whom the Escrow Agent may transfer a substantial amount of its escrow business, shall be the successor to the Escrow Agent without the execution or filing of any paper or any further act on the part of any of the parties, anything herein to the contrary notwithstanding.

ARTICLE XIII
WAIVER

13.1 The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

ARTICLE XIV
ENTIRE AGREEMENT; AMENDMENT AND MODIFICATION

14.1 This Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.

14.2 This Agreement may not be amended except by a written agreement executed by Buyer, Sellers and the Escrow Agent.

ARTICLE XV
EXECUTION OF AGREEMENT

15.1 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for any purposes whatsoever.

ARTICLE XVI
INTERPRETATION

16.1 The headings used in this Agreement are for convenience only and shall not constitute a part of this Agreement.

16.2 As used in this Agreement, “Business Day” means a day other than a Saturday, Sunday, or other day when banking institutions in Chicago, Illinois are authorized or required by law or executive order to be closed.

ARTICLE XVII
SEVERABILITY

17.1 The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative this Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

ARTICLE XVIII
RESOLUTION OF DISPUTES

18.1 Except as otherwise set forth in this Agreement, any controversy or claim as between Buyer and Sellers arising out of the interpretation of this Agreement (each, a “Dispute”) shall be settled in accordance with the provisions of Section 13.4 of the Purchase Agreement.

[The next page is the signature page]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Escrow Agreement as of the day and year first above written.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

TALX EMPLOYER SERVICES, LLC, BUYER

By:	/s/ William W. Canfield

Name:	William W. Canfield

Title:

TALX CORPORATION

By:	/s/ William W. Canfield

Name:	William W. Canfield

Title:	President CEO

SHEAKLEY-UNISERVICE, INC., SELLER

By:	/s/ Larry A. Sheakley

Name:	Larry A. Sheakley

Title:	CEO

SHEAKLEY INTERACTIVE SERVICES, LLC, SELLER

By:	/s/ Larry A. Sheakley

Name:	Larry A. Sheakley

Title:	CEO

LASALLE BANK NATIONAL ASSOCIATION, as Escrow Agent

By:	/s/ John W. Porter

Name:	John W. Porter

Title:	Vice President

Exhibit A.

ESCROW AGENT
SCHEDULE OF FEES

Acceptance Fee:	$500.00

Annual Administration Fee:	$2,500.00

The Acceptance and first year’s Annual Administration Fees are due upon execution of the Escrow Agreement.

Any investment transaction not in a money market fund or a LaSalle Enhanced Liquidity Management account will incur a $150.00 per transaction fee. The parties to the agreement understand and agree that the Escrow Agent may receive certain revenue on certain mutual fund investments. These revenues take one of two forms:

Shareholder Servicing Payments: Escrow Agent may receive Shareholder Servicing Payments as compensation for providing certain services for the benefit of the Money Market Fund Company. Shareholder Services typically provided by LaSalle include the maintenance of shareholder ownership records, distributing prospectuses and other shareholder information materials to investors and handling proxy-voting materials. Typically Shareholder Servicing payments are paid under a Money Market Fund’s 12b-1 distribution plan and impact the investment performance of the Fund by the amount of the fee. The shareholder servicing fee payable from any money market fund is detailed in the Fund’s prospectus that will be provided to you.

Revenue Sharing Payments: Escrow Agent may receive revenue sharing payments from a Money Market Fund Company. These payments represent a reallocation to Escrow Agent of a portion of the compensation payable to the fund company in connection with your account’s money market fund investment. Revenue Sharing payments constitute a form of fee sharing between the fund company and Escrow Agent and do not, as a general rule, result in any additional charge or expense in connection with a money market fund investment, are not paid under a 12b-1 plan, and do not impact the investment performance of the Fund. The amount of any revenue share, if any, payable to Escrow Agent with respect to your account’s investments is available upon request.

All out-of-pocket expenses will be billed at the Escrow Agent’s cost. Out-of-pocket expenses include, but are not limited to, professional services (e.g. legal or accounting), travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), and copying charges.